Exhibit 99.1


               Dolby Laboratories Appoints Kevin Yeaman
                    as New Chief Financial Officer


    SAN FRANCISCO--(BUSINESS WIRE)--Oct. 6, 2005--Dolby Laboratories (NYSE: DLB) announced today that Kevin Yeaman is joining the company as Chief Financial Officer beginning October 24. Yeaman, 39, brings more than 15 years of financial and strategic business management experience to the organization, including over 8 years in senior finance positions at publicly traded companies, most recently as Chief Financial Officer of E.piphany, Inc. Yeaman replaces Janet Daly, whose planned retirement was announced in January. Daly will continue with Dolby to help in transition matters and financial projects.
    "We are very pleased to have Kevin at Dolby; he brings years of financial and public company experience within the technology sector that are extremely valuable to our organization," said Bill Jasper, President and CEO, Dolby Laboratories. "Kevin is a strategic financial leader with a proven professional track record. In addition, we are thankful for Janet Daly's years of service as CFO and know she will continue to contribute in her new role."
    While at E.piphany, a publicly traded enterprise software company, Yeaman took the company through its early stages as a technology startup and ran its financial operations. During this time, the company raised more than $400 million from public stock offerings and completed a number of acquisitions. Yeaman was most recently responsible for strategic planning, investor relations, corporate governance, and all administrative functions, including human resources, legal, facilities, and IT.
    Prior to E.piphany, Yeaman was with Informix Software, Inc. (now part of IBM), as Vice President of Worldwide Field Operations Controller, where he managed a team responsible for budgeting, forecasting, compensation, and financial analysis in support of the company's sales organization. In addition to his experience at Informix, Yeaman was with KPMG Peat Marwick LLP, where he managed audit services, mergers and acquisitions, and IPOs for both high-tech startups and multibillion dollar companies in California's Silicon Valley and in London, England. Yeaman holds a BS degree in commerce from Santa Clara University.

    About Dolby Laboratories

    Dolby Laboratories (NYSE: DLB) develops and delivers products and technologies that make the entertainment experience more realistic and immersive. For four decades Dolby has been at the forefront of defining high-quality audio and surround sound in cinema, broadcast, home audio systems, cars, DVDs, headphones, games, televisions, and personal computers. Based in San Francisco with European headquarters in England, the company has entertainment industry liaison offices in New York and Los Angeles, and licensing liaison offices in London, Shanghai, Beijing, Hong Kong, and Tokyo. For more information about Dolby Laboratories or Dolby technologies, please visit www.dolby.com.

    Certain statements in this press release are "forward-looking statements" that are subject to risks and uncertainties. These risks and uncertainties, which could cause the forward-looking statements to differ materially from anticipated results, include, without limitation, those risks detailed in Dolby's Securities and Exchange Commission filings and reports, including its quarterly report on Form 10-Q, filed with the SEC for the quarter ended July 1, 2005. Dolby Laboratories disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

    Dolby and the double-D symbol are registered trademarks of Dolby Laboratories. S05/16727 DLB-G

    SOURCE: Dolby Laboratories



    CONTACT: Dolby Laboratories
             Alex Hughes, 415-645-4572
             alex.hughes@dolby.com